EXHIBIT 99.1
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For Immediate Release
June 30, 2004
Contact:  William Sanford
Interline Brands, Inc.
(904) 265-5333


                        Interline Brands, Inc. Announces
                          Changes to Board of Directors


JACKSONVILLE, FL - Interline Brands, Inc. announced today changes to its Board of Directors.


Effective June 25, 2004, John J. (Jack) Gavin has been elected as a member of Interline Brands' Board of Directors. Mr. Gavin was formerly President and Chief Operating Officer of Right Management Consultants.


"Interline Brands is pleased to have Jack join our board of directors," said Michael Grebe, Interline Brands' President and Chief Executive Officer. "Jack has a broad background in operations and human resource management as well as particular expertise in industrial distribution, all of which will be invaluable to our Board and will help our company achieve growth and success in the future. His appointment as an independent director, and member of the Audit Committee, furthers our commitment to maintaining the highest corporate governance standards."


Jack Gavin joined Right Management Consultants in 1996 as Executive Vice President and was elected President and Chief Operating Officer in 1999. He served in this capacity and as a director until January 2004, when the company was acquired by Manpower Inc. Prior to joining Right Management Consultants, Mr. Gavin was with

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Andersen Worldwide from 1978 through 1996, where he was named a Partner in 1990.
During his career with Andersen, Mr. Gavin was one of several national leaders for the Distribution Industry Practice group.


In addition to the Interline Brands' Board of Directors, Jack Gavin also serves on the Board of Directors for Opinion Research Corporation, a publicly held market research firm, and Catholic Health East, a multi-institutional, Catholic health system.


The company also announced that Ernest K. Jacquet has been appointed Chairman of its Board of Directors. Mr. Jacquet is Co-Chief Executive Officer of Parthenon Capital, one of the principal stockholders of Interline Brands, and has been a director of the company since 2000.


The company also announced that William S. Green and William R. Pray have resigned as members of the Board in order to facilitate adding independent members to the Board, and that John Kane had resigned for personal reasons. Mr. Pray will continue in his role as Senior Vice President and Chief Merchandising Officer, a position he has held since March 2002.


Interline Brands, Inc. is a leading direct marketing and specialty distribution company with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to professional contractors, facilities maintenance professionals, hardware stores and other customers across North America and Central America.


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